Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VALENCE TECHNOLOGY, INC.", FILED IN THIS OFFICE ON THE FIFTH DAY OF NOVEMBER, A.D. 2004, AT 3:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


SECRETARY'S OFFICE
DELAWARE

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

2189325 8100

040801096

AUTHENTICATION: 3460941

DATE: 11-08-04

CERTIFICATE OF AMENDMENT OF
SECOND RESTATED
CERTIFICATE OF INCORPORATION OF
VALENCE TECHNOLOGY, INC.

Valence Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is Valence Technology, Inc. (the "Corporation"). The Corporation was originally incorporated under the name Ultracell, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 3, 1989.

2. In accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, the Board of Directors, at a meeting duly held on August 23, 2004, duly adopted and approved resolutions setting forth a proposed amendment of the Corporation's Second Restated Certificate of Incorporation, as amended, declaring such amendment advisable and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation. In accordance with Sections 211 and 242 of the General Corporation Law of the State of Delaware, the Corporation's stockholders, at the Corporation's 2004 Annual Meeting held on October 28, 2004, approved the Certificate of Amendment of the Corporation's Second Restated Certificate of Incorporation.

3. The first paragraph of Article IV of the Corporation's Second Restated Certificate of Incorporation, as amended, is amended to read in its entirety as follows:

1. The authorized capital stock of the Corporation shall consist of two hundred ten million shares (210,000,000), of which two hundred million (200,000,000) shares shall be designated Common Stock, par value $0.001 per share, and ten million (10,000,000) shares shall be designated Preferred Stock, par value $0.001 per share.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Second Restated Certificate of Incorporation in the name and on behalf of the Corporation on the 5 day of November 2004, and the statements contained herein are affirmed as true under penalty of perjury.

Kevin W. Mischnick
Vice President of Finance and Assistant Secretary